UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST — EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLANET TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

California	33-0502606

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
96 Danbury Road
Ridgefield, Connecticut 06877
(800) 255-3749

(Address of Principal Executive Offices, and Telephone Number)
PLANET TECHNOLOGIES INC., 2000 STOCK INCENTIVE PLAN

(Full Title of the Plan)
Edward Steube
Chief Executive Officer and President
96 Danbury Road
Ridgefield, Connecticut 06877
(800) 255-3749

(Name, Address, and Telephone Number of Agent for Service)

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES
SIGNATURES

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES
     Planet Technologies, Inc., a California corporation (“Planet”), is filing a post-effective amendment No. 1 to the registration statement on Form S-8 (Registration No. 333-38500) (the “Registration Statement”) to deregister certain shares of common stock that were registered pursuant to the Planet Technologies, Inc. 2000 Stock Incentive Plan, as amended (the “Plan”). On June 2, 2000, Planet filed the Registration Statement with the U.S. Securities and Exchange Commission, which registered 500,000 shares of Planet’s common stock to be offered or sold under the Plan. In 2004, Planet’s shareholders voted to i) amend the Plan in order to increase the number of shares common stock issuable under the plan to 5,000,000; and ii) effect a one for fifty reverse stock split — thereby leaving 100,000 shares issuable under the Plan. In 2005, the Plan was further amended to increase the number of shares issuable under the Plan to 200,000, and again to increase the number to 350,000. On August 1, 2006, the number of shares issuable under the plan was increased to its current level of 2,000,000.
     Planet intends to suspend all reporting obligations by filing with the Commission a Form 15.
     Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, Planet is filing this post-effective amendment No. 1 to the Registration Statement to deregister all the shares of Planet’s common stock covered by the Registration Statement which remain unissued as of the date of this filing.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield, State of Connecticut, on October 29, 2007.

Planet Technologies, Inc.
By:	/s/ Edward Steube
Edward Steube
Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment No. 1 to the Registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward Steube	Chief Executive Officer, President and Director	October 29, 2007

/s/ Francesca DiNota	Chief Financial Officer	October 29, 2007

/s/ Scott Glenn	Chairman of the Board, Director	October 29, 2007

/s/ H. Mac Busby	Director	October 29, 2007

/s/ Ellen Preston	Director	October 29, 2007

/s/ Michael Trinkle	Director	October 29, 2007

/s/ Eric Freedus	Director	October 29, 2007

/s/ Michael Walsh	Director	October 29, 2007